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                                                                       Exhibit 2



                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT, dated as of January 15, 1999, is by and among Barrister Information Systems Corporation, a Delaware corporation with its principal place of business at 465 Main Street, Buffalo, New York 14203 ("Purchaser"), and Icon Technology LLC, a California limited liability company with its principal place of business at 4340 Redwood Highway #D320, San Rafael, California 94903 ("Seller"), and Jay Moeller, Tom Jones, Alan Lash and Stuart Guild (together, the "Principals").

         WHEREAS, Seller is engaged in the business of consulting and in designing, engineering, writing and distributing computer software including source code and object code (collectively the "Seller's Business"); and

         WHEREAS, a portion of Seller's Business is certain consulting activities and the production and distribution of LegalHouse software, source code, object code and related software, software services and support products (the "LegalHouse Business"); and

         WHEREAS, Purchaser desires to acquire from Seller and Seller desires to transfer to Purchaser substantially all of the assets used by Seller in the operation of the LegalHouse Business upon the terms and conditions contained in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto agree as follows:

         1. Defined Terms. In this Agreement, capitalized terms shall have the following meanings:

                  (a) "Shares" shall mean the shares of Series E Preferred Stock of Purchaser, convertible into Common Stock, to be paid as the Purchase Price (including shares of Common Stock issued upon conversion thereof).

                  (b) "Books and Records" shall mean each copy of any book, computer disk, document, file, list, magnetic tape, record and other tangible item relating to the LegalHouse Business or customers or suppliers of, or any other Person having contracts or other business relationships with, Seller that relate, directly or indirectly, to the LegalHouse Business including, but not limited to, license labels, programmer reference material and programmer notebooks, machine readable copies of all support materials such as datasheets, contracts, pricing information, marketing materials, presentations, marketing plans, internet and intranet documents, advertising, trade show support materials and news releases but excluding any physical media containing the source code relating to the Products.


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                  (c) "Customer Contracts" shall mean each contract, whether oral or written, between Seller and any other Person pursuant to which such Person has agreed to purchase or license Products, or be supplied with services relating to the LegalHouse Business and which is listed on Schedule 1(c) hereto.

                  (d) "Effective Date" or "Closing Date" shall mean the date of the Closing.

                  (e) "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other right of any Person.

                  (f) "Goodwill" shall mean the goodwill of Seller relating to the LegalHouse Business.

                  (g) "Governmental Authority" shall mean any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government or any supernational body (including the European Union).

                  (h) "Intellectual Property Rights" shall mean each copyright, patent, service mark, brand name, trademark, trade secret and other intellectual property right used by Seller to publish and distribute, or otherwise used in, the Products or other aspects of the LegalHouse Business as of the date of this Agreement.

                  (i) "Assumed Liabilities" shall mean the liabilities of Seller assumed by Purchaser, not otherwise excluded in this Agreement, consisting of (i) those liabilities incurred by Seller in the normal course of business at or prior to the Closing (including trade payables, accrued compensation (including liabilities related to the assets described in clause (xi) of Section 1(o)), (ii) future lease payments on Seller's lease of premises at 4340 Redwood Highway #D320, San Rafael, California and (iii) those additional liabilities of Seller set forth on Schedule 1(i).

                  (j) "Licensed Property" shall mean each copyright, patent, service mark, brand name, trademark, trade secret and other intellectual property right used by Seller in conjunction with the Products or the LegalHouse Business .

                  (k) "Permits" shall mean each authorization, approval, consent, license and permit of Seller that relates to the LegalHouse Business, if any.

                  (l) "Person" shall mean any corporation, Governmental Authority, individual, limited liability company, partnership, trust or other entity.

                  (m) "Products" shall mean the source code, object code and various software and materials described as follows:

                           (i) all LegalHouse software, source code and object
                               code;

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                           (ii)     all LegalHouse system setup and
                                    configuration software, source code and
                                    object code;

                           (iii)) all tools, utilities, companion products, documentation and sales materials related to or used with all of the items above.

                  (n) "Purchase Price" shall mean (ii) 2,500 shares of Purchaser's Series E Preferred Stock (convertible into 2,500,000 shares of Purchaser's Common Stock as further set forth in the Certificate of Designation attached hereto as Exhibit A (the "Series E Certificate of Designation").

                  (o) "Purchased Assets" shall mean all right, title and interest of Seller in and to the following:

                                    (i)     the Books and Records;

                                    (ii)    the Customer Contracts;

                                    (iii)   the Consulting Contracts, except as
                                            limited herein;

                                    (iv)    the Goodwill;

                                    (v)     the Intellectual Property Rights;

                                    (vi)    the Products;

                                    (vii)   the Tangible Personal Property;

                                    (viii)  the Permits;

                                    (ix)    accounts and notes receivable;

                                    (x)     cash in excess of $10,000.00, if
                                            any:

                                    (xi)    all unbilled revenue including
                                            unbilled work in progress and
                                            unbilled LegalHouse product sales;
                                            and

                                    (xii)   all claims and causes of action
                                            (except those arising out of this
                                            Agreement and the transactions
                                            related thereto).

                  (p) "Purchaser Related Agreements" shall mean each agreement, instrument and other writing listed in Section 10 or 11 of this Agreement, or otherwise contemplated by this Agreement, to be executed by Purchaser.

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                  (q) "Series E Preferred Stock" shall mean the Series E
         Preferred Stock of Purchaser having the rights, preferences and privileges set forth in the Series E Certificate of Designation.

                  (r) "Consulting Contracts" shall mean the agreements with customers, whether written or oral, listed on Schedule 1(t) attached hereto, entered into by Seller for certain consulting and/or engineering work, support and/or maintenance.

                  (s) "Tangible Personal Property" shall mean all of the equipment, computers, telecommunication equipment, furniture and decoration items used in the operation of Seller's Business and which are listed on Schedule 1(u) to this Agreement.

         2.      Sale of Assets and Operation of LegalHouse Business.

                           (a) Subject to the terms and conditions set forth in this Agreement, Seller shall assign, convey, deliver, sell and transfer to Purchaser, and Purchaser shall acquire from Seller, the Purchased Assets, free and clear of all Encumbrances, effective as of the opening of business on the Effective Date. The parties agree that all revenues and expenses accrued in connection with the LegalHouse Business on or after the Effective Date shall be for the account of Purchaser, and that the LegalHouse Business shall be operated for the benefit of Purchaser on and after the Effective Date. On the Effective Date, Seller shall provide a closing balance sheet on the accrued accounting basis in a form mutually acceptable to both parties. Subject to the terms and conditions set forth in this Agreement and with no further action required by Purchaser or Seller, Purchaser shall assume the Assumed Liabilities upon the Closing.

                           (b) The source code for the Products will be transmitted by network wire from disk media owned by Seller (which disk media shall hereinafter be referred to as "Seller Media") to tape media owned by Purchaser. The Seller Media will not be sold, transferred or delivered to Purchaser, notwithstanding anything to the contrary in this Agreement or any Bill of Sale related thereto, but will remain the property of Seller and in its possession. Upon written instructions from Purchaser, Seller will immediately erase the Seller Media and certify same to Purchaser and certify that no copies have been made or retained by Seller, its employees or independent contractors, or Principals. The retention of the Seller Media by Seller shall not imply any retention of ownership or other rights to source code for the Products, the ownership of which shall pass to Purchaser upon the Closing.

                           (c) The fair market value of the Tangible Personal Property is $12,000.


         3.      Purchase Price.

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                           (a) General. The Series E Preferred Stock shall
         automatically convert into 2,500,000 shares (as adjusted for stock splits, stock dividends and the like) of Common Stock in accordance with the terms of the Series E Certificate of Designation upon approval of the Shareholders of Purchaser at Purchaser's 1999 Annual Meeting of Shareholders (or, if no such approval is required by the rules and regulations of the American Stock Exchange, then immediately). Purchaser will register the Common Stock shares on terms at least as favorable as those that may be granted from time to time to other holders of Common Stock of Purchaser (or securities exercisable or convertible thereinto). The Shares will be restricted from sale as follows (each period of time measured from the date hereof):

                                    (i)     After one year Seller and/or
         Principals may sell 10% of the Shares.

                                    (ii)    After two years Seller and/or
         Principals may sell an additional 15% of the Shares.

                                    (iii)   After three years Seller and/or
         Principals may sell an additional 20% of the Shares.

                                    (iv) After four years Seller and/or
         Principals may sell an additional 25%of the Shares.

                                    (v) After five years Seller and/or
         Principals may sell an additional 30% of the Shares.

         After one year, all of the Shares shall become immediately available for sale in the event of termination of employment of a Principal by Purchaser for convenience (with respect to the portion of the Shares held by such Principal) or the acquisition of Purchaser (including, without limitation, the consolidation or merger of Purchaser with or into any other entity, or any other transaction or series of transactions in which the stockholders of Purchaser immediately prior to such consolidation, merger or transactions own less than 50% of the Purchaser's voting power after such consolidation, merger or transactions (an "Acquisition Event")) or the sale of all or substantially all of the Software business of Purchaser. The Share certificates will be appropriately legended to reflect the substance of the above provisions of restriction.

                           (b) Payment of Purchase Price. Stock certificates representing the Purchase Price shall be delivered to Seller at the Closing.

         4. Non-Assumed Items. Purchaser is not purchasing, and shall not assume, and shall not be liable to perform on, any Consulting Contracts, whether written or oral, which require Purchaser's unauthorized access to or unauthorized use of the proprietary, confidential or intellectual property, products or information of any competitor to Purchaser ("Restricted Consulting Contracts"). Purchaser is not, pursuant to this Agreement, assuming any indebtedness, liability or obligation of Seller whatsoever with respect to said Restricted Consulting Contracts.

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         5. Taxes. Seller and Purchaser shall each pay one-half of all applicable transfer, sales, use or other similar taxes imposed as a result of the transfer of the Purchased Assets and any deficiency, interest or penalty with respect to such taxes.

         6. Closing. The closing of the transaction contemplated by this Agreement shall be held, at 1:00 P.M., Eastern Time, on January __, 1999 and following the satisfaction or waiver of all conditions to each party's obligation to close the transaction as set forth herein, at the offices of Purchaser, or any other time, date and place that Purchaser and Seller shall mutually agree (the "Closing").

         7. Representations and Warranties of Seller. Except as set forth on the Schedule of Exceptions attached as Exhibit B hereto("Seller's Schedule of Exceptions"), Seller hereby represents and warrants to Purchaser as follows:

                           (a) Status. Seller (1) is a limited liability company duly formed and organized, validly existing and in good standing under the laws of the State of California, (2) has full power and authority to conduct its business as it is currently being conducted and to own and lease its assets and (3) is duly qualified to do business in, and is in good standing under the laws of each jurisdiction in which such qualification is necessary as a result of the conduct of its business and the ownership of its properties.

                           (b) Authorization. Seller has all necessary power and authority and has taken all action necessary to execute, deliver and perform this Agreement . The execution, delivery and performance of this Agreement has been duly authorized by all appropriate limited liability company action.

                           (c) Enforceable. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that the validity, binding effect or enforceability of this Agreement may be limited or otherwise affected by (i) any bankruptcy, insolvency or other similar law affecting the enforcement of creditors' rights and remedies generally or (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other terms of equitable remedies.

                           (d) Title. Seller is the true owner of good and clear title to the Purchased Assets and shall assign, deliver, convey, sell and transfer to Purchaser at the Closing good and marketable title to the Purchased Assets, free and clear of all Encumbrances.

                           (e) No Conflict or Violation. The execution, delivery and performance of this Agreement shall not result in (i) a violation of or a conflict with any provision of the articles of organization or operating or similar agreement of Seller, (ii) a breach of or a default under any provision of, or result in the acceleration of any obligations under any agreement, contract, indebtedness, encumbrance, commitment, license, franchise, permit, authorization or consent to which Seller is a party or by which

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         Seller is bound, (iii) a violation by Seller of any applicable law or any rule, order or judgment of any court or other Governmental Authority or (iv) the creation of any Encumbrance on any of the Purchased Assets.

                           (f) Consents. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Seller in connection with the execution, delivery and performance of this, except the consent of Brobeck, Phleger & Harrison LLP to the sale of the Products and the assignment to Purchaser of the License Agreement between Brobeck, Phleger & Harrison LLP and Seller with respect to the Products.

                           (g) Proceedings. There is no claim, demand, action, suit, litigation, dispute, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or proceeding pending or, to the knowledge of Seller or Principals, threatened against or relating to the transactions contemplated by this Agreement

                           (h) Taxes. All taxes (including, but not limited to, income, property, sales, use, franchise, added value, withholding and social security taxes) imposed by any Governmental Authority or other taxing authority that are due or payable by Seller, and all interest and penalties on such taxes, whether or not disputed by Seller or Principals, have been paid in full. All tax returns required to be filed are correct in all material respects and have been duly and timely filed. Neither Seller nor Principals have received and no claim has been made within the last five (5) years by any Governmental Authority in a jurisdiction where Seller does not file a tax return that it is or may be subject to taxation by that jurisdiction. All taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or third-party have been withheld. There are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any tax.

                           (i) No Changes. Seller has not encumbered or disposed of, or contracted to encumber or dispose of, any of the Purchased Assets.

                           (j) Absence of Certain Changes or Events. Since September 25, 1998, there has not been (a) any change, or any development or combination of developments of which management of the Seller has knowledge, which Seller has not disclosed to Purchaser in writing, which has had or would reasonably be expected to have a material adverse effect on the business, condition, assets, results of operations or prospects (a "Material Adverse Effect") of , Seller, (b) any damage, destruction or loss, whether or not covered by insurance which has had or would reasonably be expected to have a Material Adverse Effect on Seller or (c) any legal proceeding pending or, to the knowledge of , Seller threatened, against or affecting Seller which, alone or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Seller

                           (k) Litigation. There is neither any claim, action, suit, arbitration, investigation or other proceeding, nor any order, decree, injunction, judgment or writ, pending, in effect or, to the knowledge of Seller, threatened against or relating to Seller



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         the Purchased Assets, the LegalHouse Business, this Agreement, the
         Seller Related Agreements, or the transactions contemplated by this Agreement.

                           (l) Tangible Personal Property and Products. The Tangible Personal Property is, taken as a whole, in reasonable working order and adequate for its intended use, ordinary wear and tear accepted. The Products, taken as a whole, substantially conform to their documentation and functional specifications (a copy of which is attached hereto as Exhibit D hereto), and including compliance of the Products with operation into and through year 2000.

                           (m) Compliance with Laws. To its knowledge, and Seller has received no notice and has no reason to believe otherwise, Seller has complied with each law, rule, regulation, ordinance, order, injunction, judgment, decree and writ applicable to it, its business, assets, operations or the Purchased Assets. Seller and Principals have not received any notice to the effect that, or otherwise been advised that, Seller is not in compliance with any applicable law, rule, regulation, ordinance, order, injunction, judgement, decree and writ applicable to it, and Seller and Principals have no reason to anticipate that any presently existing circumstances might result in any violation of any such law, rule, regulation, ordinance, order, injunction, judgement, decree or writ.

                           (n) Intellectual Property Rights. Seller has all right, title and interest (including, but not limited to, all copyrights, patents, service marks, trademarks and other intellectual property rights) (or has a valid license) to conduct the LegalHouse Business as it is currently conducted and such conduct does not infringe any right, title or interest (including, but not limited to, any copyright, patent, service mark, trademark or other intellectual property right) of any Person. Seller has delivered to Purchaser correct and complete copies of all patents, registrations, applications, licenses and agreement and all other written documentation evidencing ownership of Seller and prosecution by Purchaser (if applicable) of all its intellectual property rights in the LegalHouse Business. Other than routine indemnities given to distributors, sales representatives, dealers and customers, Purchaser has no current obligation to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with any intellectual property rights. The installation, operation, training of users of, or use of the Products, does not violate the patent, service mark, trademark copyright rights or confidential rights or trade secrets or intellectual property rights of any third party.

                           (o) Customer Contracts. Seller has delivered true and correct copies of all available Customer Contracts to Purchaser. Each of the Customer Contracts is enforceable against the Customer and, to the knowledge of Seller , each other party thereto, in accordance with its terms except that such enforcement may be limited by such other parties (i) bankruptcy, insolvency, reorganization, moratorium or similar law now or hereafter in effect relating to creditors' rights or
         (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other terms of equitable remedies. To the knowledge of Seller , neither Seller nor any other party to a Customer Contract is in default thereunder or in breach thereof, and Seller has not during



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         the past two years obtained or been granted any waiver of or under any provision of any Customer Contract. There exists no event, occurrence, condition or act which constitutes or, with the giving of notice or the lapse of time would be or become a default by Seller, or to the knowledge of Seller and Principals, any other party under any Customer Contract.

                           (p) Business Records. No records of accounts, personnel records or other business records for the past five years relating to the LegalHouse business or Products have been destroyed and all such records are available, upon request, from Seller.

                           (q) No Brokers. Seller has not entered into any agreement with any Person that will result in the obligation of Purchaser or Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement.

                           (r) Material Misstatements or Omissions. None of the representations or warranties by Seller in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

                           (s) Investment. Seller (i) understand that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof (except to the Principals),
         (iii) is sophisticated investors with knowledge and experience in business and financial matters (iv) has received certain information concerning Purchaser and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Shares.

         (8) Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller and the Principals as follows:

                           (a) Status. Purchaser (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) has full power and authority to conduct its business which is presently being conducted and to own or lease its assets.

                           (b) Authorization. Purchaser has all necessary corporate power and authority and has taken all corporate action necessary to execute, deliver and perform this Agreement and the Purchaser Related Agreements. The execution, delivery and performance of this Agreement and the Purchaser Related Agreements have been duly authorized by the board of directors of Purchaser.

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                           (c) Enforceable. Each of this Agreement and the
         Purchaser Related Agreements has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that the validity, binding effect or enforceability of this Agreement or any of the Purchaser Related Agreements may be limited or otherwise affected by (i) any bankruptcy, insolvency or other similar law affecting the enforcement of creditors' rights and remedies generally or (ii) . the discretion of the appropriate court with respect to specific performance, injunctive relief or other terms of equitable remedies.

                           (d) No Conflict or Violation. The execution, delivery and performance of this Agreement and each of the Purchaser Related Agreements shall not result in (i) a violation of or a conflict with any provision of the articles or certificate of incorporation (including any certificates of designation) or by-laws of Purchaser,
         (ii) a breach of, or a default under, any term or provision of any agreement to which Purchaser is a party or (iii) a violation of any applicable law, rule, order or judgment of any court or other Governmental Authority.

                           (e) Consents. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement or any of the Purchaser Related Agreements.

                           (f) Capitalization. The authorized capital stock of Purchaser consists of: 20,000,000 shares of Common Stock, $0.24 par value per share, of which 8,225,737 shares are issued and outstanding; and 2,000,000 shares of Preferred Stock, $1.00 par value per share, of which 2,500 shares have been designated as Series E Preferred Stock, of which no shares are issued and outstanding (excluding the Shares to be issued at the Closing), and of which 1,997,500 shares remain undesignated Preferred Stock. All the issued and outstanding shares of Purchaser are validly issued, fully paid and nonassessable and free of preemptive rights. Schedule 8(f) hereto lists all outstanding options and warrants of Purchaser (including owner, quantity and exercise price), which in the aggregate are exercisable to purchase a total of 1,397,928 shares of Purchaser's Common Stock. Except as set forth above, there are not any shares of capital stock of Purchaser authorized, issued or outstanding or any outstanding subscriptions, options, warrants, stock appreciation rights, calls, rights, convertible securities or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of Purchaser. Purchaser has delivered to Seller complete and accurate copies of Purchaser's Certificate of Incorporation (including all amendments and certificates of designation thereto) and Bylaws.

                           (g) SEC Filings. Purchaser has provided Seller with copies of each report, schedule, registration statement and definitive proxy statement (including all exhibits thereto) filed by Purchaser with the Securities and Exchange Commission (the "Commission") on or after March 31, 1997 (the "Purchaser SEC Reports"), which are all

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         the forms, reports and documents required to be filed by Purchaser with the Commission since such date. Purchaser's SEC Reports (i) complied with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, at the times they were filed, (or if amended or superseded by a filing prior to the date of this Agreement then or the date of such filing) and (ii) did not at and as of the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (h) Financial Statements. Each of the sets of financial statements (including, in each case, any notes thereto) contained in the Purchaser SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly presents the financial position of Purchaser as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end audit adjustments which were not or are not expected to be material in amount.

                           (i) No Undisclosed Liabilities. To the best of the Purchaser's knowledge, Purchaser has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for the liabilities or obligations reflected or reserved against in the balance sheet contained in Purchaser's report on Form 10-Q for the quarter ended September 25, 1998 and current liabilities incurred in the ordinary course of business since such date.

                           (j) Absence of Certain Changes or Events. Since September 25, 1998, there has not been (a) any change, or any development or combination of developments of which management of the Purchaser has knowledge, which Purchaser has not disclosed to Seller in writing, which has had or would reasonably be expected to have a material adverse effect on the business, condition, assets, results of operations or prospects (a "Material Adverse Effect") of Purchaser, (b) any damage, destruction or loss, whether or not covered by insurance which has had or would reasonably be expected to have a Material Adverse Effect on Purchaser or (c) any legal proceeding pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, alone or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser.

                           (k) Validity of Shares. The Shares when issued by Purchaser pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will be issued in compliance with applicable federal and state securities laws and will be free and clear of all liens, encumbrances and adverse claims.

                           (l) Litigation. There is neither any claim, action, suit, arbitration, investigation or other proceeding pending, nor any order, decree, injunctions, judgment or writ, whether pending, in effect or, to the knowledge of Purchaser, threatened, against or relating to Purchaser, this Agreement, any of the Purchaser Related Agreements or the transaction contemplated by this Agreement.

                           (m) Intellectual Property Rights. Purchaser has all right, title and interest (including, but not limited to, all copyrights, patents, service marks, trademarks and other intellectual property rights) (or has a valid license) to conduct its business as it is currently conducted and such conduct does not infringe any right, title or interest (including, but not limited to, any copyright, patent, service mark, trademark or other intellectual property right) of any Person. Purchaser has delivered to Seller correct and complete copies of all patents, registrations, applications, licenses and agreement and all other written documentation evidencing ownership of Purchaser and prosecution by Purchaser (if applicable) of all its intellectual property rights. Other than routine indemnities given to distributors, sales representatives, dealers and customers, Purchaser has no current obligation to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with any intellectual property rights. The installation, operation, training of users of, or use of the products of Purchaser, does not violate the patent, service mark, trademark copyright rights or confidential rights or trade secrets or intellectual property rights of any third party.

                           (n) Board Approval. Purchaser's Board of Directors has determined (i) in its reasonable business judgment that the Agreement is fair from a financial point of view to, and in the best interests of Purchaser, and , (ii) to recommend that the stockholders of Purchaser approve (x) any and all proposals as may be necessary to cause the conversion of the Series E Preferred Stock to Common Stock at Purchaser's next annual meeting of stockholders in accordance with the Series E Certificate of Designation and the satisfaction of the American Stock Exchange rules with respect to such conversion and (y) the issuance of the Shares to Seller.

                           (o) Tax Free Reorganization. Schedule 8(o) hereto accurately sets forth the names of certain stockholders of Purchaser, the number of shares of Purchaser's Common Stock owned by each such stockholder immediately prior to the Closing, the additional shares of Common Stock purchased by each such stockholder at the Closing pursuant to a Transferors Agreement in the form attached hereto as Exhibit E and the number of shares of Purchaser's Common Stock owned by each such stockholder immediately after the Closing. To the best of Purchaser's knowledge, immediately after the Closing, the total number of shares of Common Stock owned by such stockholders plus shares of Common Stock issuable upon conversion of the Shares will exceed 80% of the outstanding capital stock of Purchaser. To the knowledge of Purchaser, Purchaser has not taken and has not agreed to, and does not plan, to take any action that would prevent the transaction contemplated by this Agreement from qualifying as a tax-free reorganization under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

                           (p) Preferred Stock. The rights, preferences and privileges of the Series E Preferred are as set forth on the Series E Certificate of Designation , which Certificate has not been modified, superceded or amended. Purchaser has delivered to

         Seller herewith irrevocable proxies to of Jay Moeller, Tom Jones and Icon representing _________ shares of Purchaser's Common Stock in favor of any and all proposals as may be necessary to cause the conversion of the Series E Preferred Stock to Common Stock in accordance with the Series E Certificate of Designation and the satisfaction of the American Stock Exchange rules with respect to such conversion and against any and all proposals which could impair the foregoing.

                           (q) No Brokers. Purchaser has not entered into any agreement with any Person that will result in the obligation of Purchaser or Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement.

                           (r) Material Misstatements or Omissions. None of the representations or warranties by Purchaser in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

         (9)      Covenants and Conduct of the Parties.

                  (a)      Employment.

                           (i) Purchaser may offer employment to any Person previously or presently employed by Seller in connection with the LegalHouse Business; provided, however, that Purchaser shall not have any obligation to make any such offer of employment. Nothing contained in this Section shall be construed to affect any right Purchaser may have after the Effective Date to terminate the employment of, or change the salary or benefits of, any employee at any time, except as may be agreed between the employee and Purchaser whether or not covered by collective bargaining agreement, to the extent consistent with applicable law.

                           (ii) No provision of this Agreement shall confer upon any present or former employee, consultant or subcontractor of Seller, any union, collective bargaining agent or other Person any right or remedy (including, but not limited to, any right to employment, or continued employment, for any specified period or any right to any particular benefit in connection with any employment) of any nature pursuant to or by reason of this Agreement.

                           (iii) Seller shall be responsible for providing all notices and other communications to employees, consultants and subcontractors of Seller, that may be required under applicable law, including without limitation the laws of the State of California. Purchaser shall assume no indebtedness, obligation or liability with respect to any employee, consultant or subcontractor of Seller (including, but not limited to, any severance obligation, payroll or unemployment tax, or pension, profit-sharing, health insurance or other employee benefit liabilities, or any obligations set forth on Seller's Schedule of Exceptions, but excluding obligations arising from Seller's contracts with such persons which have been expressly assumed in writing by Purchaser at the time of closing.

                  (b)      Non-competition and Nondisclosure.

                           (i) During the period beginning on the Effective Date and ending on the earlier to occur of (i) five (5) years after the Effective Date or (ii) with respect to each Principal, three (3) years after the termination of such Principal's employment with Seller, but in no event not to be less than one (1) year after termination of such Principal's employment with Seller should such termination of Principal's employment occur at any time on or after five (5) years after the Effective Date, Seller and Principal shall not (except as employees of Purchaser), directly or indirectly, for their own account or as an agent, employee, officer, director, trustee, consultant or member, partner, shareholder or other equity holder of any Person, engage in any LegalHouse Related Business, as such term is hereinafter defined, anywhere in the world. "LegalHouse Related Business" shall mean the sale, licensing, or distribution of the LegalHouse Finance and Management System or similar products or services or consulting with respect thereto. Seller and Principals acknowledge that the terms of this subparagraph 9(b)(i) are fair and reasonable in the context of this Asset sale and this Agreement. In the event of a breach by Purchaser of its obligations to Seller under this Agreement and if such breach remains uncured 30 days after written notice of the same to Purchaser, then Sellers obligations under this Section 9(b)(i) shall immediately terminate. In the event of a breach by Purchaser of its obligations under this Agreement that would prevent or impair the conversion of the Shares to Common Stock in accordance with the Series E Certificate of Designation and if such breach remains uncured 30 days after written notice of the same to Purchaser, then the Principals obligations under this Section 9(b)(i) shall immediately terminate.

                           (ii) During the period beginning on the Effective Date and ending ten (10) years after the Effective date, Seller and Principals shall not disclose to any Person other than Purchaser any information concerning Seller's marketing plans or strategies, pricing, customers, suppliers, technical data, development plans or strategies, or other business information pertaining to the LegalHouse Related Business.

                           (iii) Further Assurances. After the Closing,
         Purchaser and Seller and Principals each agree to take whatever further reasonable action is necessary and to execute whatever further documents, instruments of assignment, transfer, conveyance or authorization and agreements as may be reasonably requested by Purchaser or by Seller or by Principals in order to fulfill the intent of this Agreement.

                           (iv) Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller and Principals will not bring with them or provide to Purchaser any information, data, records or documents which contain or represent the confidential information, or trade secrets or intellectual property of any third party or as to which Seller or Principals owe an obligation of confidentiality and/or nonuse to any third party, except on consent of such third party.

                  (c) Employment Agreements. At the Closing, each of the Principals will each enter into a employment agreement with Purchaser in the form attached hereto as Exhibit F. The provisions of this Agreement shall control over any inconsistent provisions contained in the employment agreements. On Closing, upon Seller's recommendation, Purchaser will offer consultants currently engaged by Seller as employees and/or independent contractors (including but not limited to Elizabeth Romo, Steven Heathcock, Rich Jones, James Troy Hojel, Richard Garro, and Larry Canter) employment and upon employment with Purchaser each will enter into a non-competition agreement with Purchaser on essentially the same terms that Purchaser has with its current employees. Seller agrees to use commercially reasonable efforts to cause such consultants to accept such employment. The employment offered to said consultants will include participation in all applicable employee benefit plans of Purchaser.

                  (d) After execution of this Agreement, in connection with implementing the LegalHouse Finance and Management Information System, Seller and Principals agree to abide by and follow the guidelines set forth in Schedule 9(d).

                  (e) Board of Directors. The Board of Directors of Seller will , include Jay Moeller upon the Closing. Mr. Moeller's term as a director expires at the year 2000 annual meeting of shareholders. So long as Mr. Moeller owns at least 5% of the outstanding Common Stock of Purchaser (determined on an "as converted" basis), then Purchaser agrees to nominate Mr. Moeller for membership to the Board of Directors of Purchaser.

                  (f) Press Releases. Neither Seller nor Purchaser shall issue any press release announcing, describing or any way relating to the transactions contemplated by this Agreement until such press release has been reviewed and consented to by the other party, which consent shall not be unreasonably withheld.

                  (g) Restricted Consulting Contracts. After the execution of this Agreement, Seller will not engage in Restricted Consulting Contracts (as defined in Section 4 of this Agreement) without the prior written consent of Purchaser. Purchaser agrees to cooperate with Seller and Principals, at no expense to Purchaser, to permit routine maintenance and support of Purchaser's existing customers, so long as such routine maintenance does not violate or potentially violate the intellectual property rights of any third party without such third party's express written consent.

                  (h) Tax Liability. In the event that the acquisition of Seller's Assets by Purchaser results in a current tax liability to the Principals, then Purchaser will use its best efforts to enable the Principals to secure the funds to cover the tax liability, including for example, at Purchaser's sole discretion: registering a sufficient number of the shares acquired by Seller so as to permit a sale of stock to cover such tax liability; or Purchaser will utilize best efforts to assist Principals in procuring a prime rate loan to the Principals to cover such tax liability; or by another mutually acceptable technique to cover such tax liability.

                  (i) Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller and Principals will not bring with them or provide to Purchaser any information, data, records or documents which contain or represent the confidential information or trade secrets or intellectual property of any third party or as to which Seller or Principals owe an obligation of confidentiality and/or non-use to any third party, except on consent of such third party.

                  (j) Purchaser shall (i) include among the proposals to be considered at its 1999 Annual Meeting of Stockholders, a proposal in satisfaction of the applicable rules and regulations of the American Stock Exchange to cause the Shares to convert to Common Stock in accordance with the terms of the Certificate of Designation upon the approval of such proposal, (ii) cause such 1999 Annual Meeting of Stockholders to be held no later than September 30, 1999 and (iii) not attempt to amend its Certificate of Incorporation or the Series E Certificate of Designation or participate in any Acquisition Event or take any other voluntary action that has the effect of avoiding or delaying the rights of the holders of the Series E Preferred Stock and the conversion thereof to Common Stock, but shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the rights of the holders of the Series E Preferred Stock and the conversion thereof to Common Stock against impairment.

                  (k) Purchaser shall not make any redemption, repurchase, payment of dividends or other distribution with respect to Purchaser's Common Stock without a corresponding redemption, repurchase, payment of dividends or other distribution to the Series E Preferred Stock.

         10. Conditions to Seller's Obligations. The obligation of Seller to consummate the transaction contemplated by this Agreement is subject, in the sole discretion of Seller, to the satisfaction, on or prior to the Closing, of each of the following conditions (any of which may, in the sole discretion of Seller, be waived in whole or in part):

                           (a) Representations, Warranties and Obligations. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as of the Closing and Purchaser shall have performed all obligations to be performed by it as of the Closing pursuant to this Agreement.

                           (b) Performance. All covenants, agreements and obligations and all conditions precedent on the part of Purchaser to be performed hereunder or at or prior to the Closing shall have been duly performed and complied with in all material respects.

                           (c) Bringdown Certificate. Purchaser shall have furnished Seller with a certificate executed by an officer of Purchaser, bearing the date of the Closing and stating that (i) all representations and warranties made by Purchaser and contained in this Agreement are true and accurate in all material respects as of the date of the Closing, and

         (ii) all terms, conditions and provisions of this Agreement to be met by Purchaser prior to the date of the Closing have been complied with in all material respects.

                           (d) Consents. All approvals, consents, permits and waivers necessary for Purchaser to perform pursuant to this Agreement shall have been obtained.

                           (e) Absence of Investigations and Proceedings. No investigation, proceeding or action is pending which purports to challenge the validity of this Agreement or the consummation of the transactions contemplated hereby. No investigation, proceeding or action shall have been initiated by any government agency with respect to the acquisition or its legality under any antitrust law.

                           (f) Tax Free Transaction. Such additional shares of Purchaser's Common Stock shall have been sold so that the transaction contemplated by this Agreement shall qualify as a tax free reorganization under Section 351 of the Code.

         11. Conditions to Purchaser's Obligations. The obligation of Purchaser to consummate the transaction contemplated by this Agreement is subject, in the sole discretion of Purchaser, to the satisfaction, on or prior to the Closing, of each of the following conditions (any of which may, in the sole discretion of Purchaser, be waived in whole or in part):

                           (a) Representations, Warranties and Obligations.
         All representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the Closing, and Seller shall have performed all obligations to be performed by them as of the Closing Date pursuant to this Agreement.

                           (b) Consents. All approvals, consents, permits, releases and waivers necessary for Seller to transfer the Products and Purchased Assets free and clear of any Encumbrances, , pursuant to this Agreement, shall have been obtained.

                           (c) Bringdown Certificate. Seller shall deliver to Purchaser a certificate executed by Seller bearing the date of the Closing and stating that (i) all representations and warranties made by Seller and contained in this Agreement are true and accurate in all material respects as of the date of the Closing, and (ii) all terms, conditions and provisions of this Agreement to be met by Seller prior to the date of the Closing have been complied with in all material respects.

                           (d) Transfer of Purchased Assets and Grant of License. Seller shall have transferred, delivered and set over possession of all the real and personal property (tangible and intangible) and records and other assets constituting the Purchased Assets.

                           (e) Absence of Investigations and Proceedings. No investigation, proceeding or action is pending which purports to challenge the validity of this Agreement or the consummation of the transactions contemplated hereby. No investigation, proceeding or action shall have been initiated by any government agency with respect to the acquisition or its legality under any antitrust law.

                           (f) The execution of employment agreements with each of the Principals, for a period following closing on terms mutually acceptable.

                           (g) Receipt of the consent of Seller's landlord to the assignment of the real property lease for Seller's current offices.

         12. Survival. All representations and warranties made by Seller and Purchaser in this Agreement shall survive the Closing. All obligations of Seller, Principals and Purchaser pursuant to this Agreement shall survive the Closing and remain in effect until performed (including, but not limited to, the obligations of Seller not to compete with Purchaser and indemnify Purchaser pursuant to this Agreement).

         13.      Indemnification.

                           (a) Indemnification by Seller and Principals. Seller and Principals (collectively, the "Indemnifying Parties") shall, jointly and severally, indemnify and hold Purchaser harmless from and against each cost, damage, expense, loss, indebtedness, liability, deficiency or damage incurred by Purchaser (including, but not limited to, fees and disbursements of counsel to Purchaser) (i) by reason of any warranty or representation given by Seller in this Agreement being untrue or misleading in any respect or (ii) for the failure of Seller to comply with the bulk sale transfer provisions of the Uniform Commercial Code ("Damages") or (iii) by the failure of Seller or Principals to comply with any covenant set forth in this Agreement and specifically in Sections 7 and 9.

                           (b) Claims. Except as otherwise set forth in this Agreement, in order for Purchaser to be entitled to any indemnification provided in this Section 13, in connection with a claim made by any Person other than Purchaser, Purchaser shall notify Indemnifying Parties in writing of such claim promptly after receipt by Purchaser of written notice of such claim. If Seller notifies Purchaser within 30 days from the receipt of the foregoing notice that it wishes to defend against such claim, then Seller shall have the right to assume and solely control the defense, solely at Seller's expense, of such claim and Purchaser shall cooperate fully with Seller in such defense. In the event that Seller assumes the defense of such claim, Seller shall not make any settlement with respect to any such claim without the consent of Purchaser, which consent shall not be unreasonably withheld.

                           (c) The Indemnifying Parties shall not be required to make any indemnification payment pursuant to this Section 13 until such time that the total amount of all Damages suffered by Purchaser exceeds $50,000 in the aggregate.

                           (d) The maximum aggregate liability of the Indemnifying Parties hereunder shall be limited to the value of the Shares (as determined pursuant to clause (f) below) but in no event more than $2.5 Million Dollars (which may be fully satisfied by the return to Purchaser of all of the unsold Shares plus any proceeds from the sale of any sold Shares). Subject to the foregoing, after the distribution of the Shares to the Principals, the aggregate liability of the Principals hereunder shall be allocated among the Principals according to the percentages set forth on Schedule 13(e) hereto. (which may be fully satisfied .as to any Principal by such Principal returning to Purchaser the unsold Shares distributed to such Principal plus any proceeds from the sale thereof). Prior to the distribution of the Shares to the Principals, the Principals shall have no liability hereunder.

                           (e) In the event any Indemnifying Party shall have any liability to Purchaser, such Indemnifying Party may satisfy such liability in whole or in part by delivering to Purchaser shares of (i) Series E Preferred Stock having a deemed value per share of (a) the Common Stock Price times (b) 1,000 (as adjusted for stock splits, stock dividends and the like) and/or (ii) Common Stock of Purchaser having a deemed value per share of the Common Stock Price. The Common Stock Price shall be determined as the average closing price of the Common Stock on the American Stock Exchange (or other principal trading exchange, market or forum) for the five consecutive trading days in the period ending the on the trading day immediately prior to the date such shares are delivered.

                           (f) Exclusive Remedy. Except for acts constituting fraud, the indemnification provided in this Section 13 shall be the exclusive remedy of Purchaser under this Agreement, including, without limitation, any right of set-off, and no claim or cause of action by Purchaser shall be enforceable unless made in accordance with the procedures set forth in this Section 13 and prior to 24 months after the Closing Date.

         14.      Dispute Resolution.

                           (a) Binding Arbitration. Any dispute, claim or controversy of whatever nature arising out of or relating to the provisions of this Agreement or any Employment Agreements (collectively, the "Arbitrable Provisions"), including, without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of any of the Arbitrable Provisions, shall be resolved by final and binding arbitration administered by the American Arbitration Association subject to its Commercial Arbitration Rules.

         Notwithstanding the foregoing or any other provision contained in this
         Section 14, the parties shall have the right to request provisional relief from a court of competent jurisdiction.

         Venue for any such arbitration shall be Erie County, New York. Claims exceeding $50,000 exclusive of interest shall be determined by a panel of three arbitrators. Each party shall select one arbitrator for the panel within 60 days after the filing of a claim. The parties shall mutually agree upon the third member of the panel, who must be a computer expert, within 30 days thereafter. If no agreement is reached by the end of such period, then the Association shall appoints a computer expert as the third member of the panel within an additional 30 days thereafter. The arbitrators shall not have the authority to award punitive damages. Any award shall include all applicable interest and attorney's fees, costs and expenses including the expenses of arbitration, of the prevailing party and shall be enforceable in any court of competent jurisdiction. This agreement shall be governed by, and the arbitrator(s) shall apply, the laws of the State of New York except for its principles of conflict of laws.

                  (b) Survival. The provisions in this Section 14 shall survive and apply in all events, including, without limitation, after the breach, repudiation and/or termination of the Arbitrable Provisions.

                  (c) Notice. Any notice or document required to be served by one party on the other party under this Section 14 shall be served in accordance with the provisions of this Agreement or the Employment Agreement, as the case may be. After a party appears in the arbitration proceeding through its attorney, all further service shall be made upon that party's attorney.

                  (d) Finality of Award. The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by New York law. Any party may apply to any court of competent jurisdiction for confirmation and entry of judgment based on said award. In connection with any application to confirm, correct or vacate the arbitration award, any appeal of any order rendered pursuant to any such application, or any other action required to enforce the arbitration award, the prevailing party shall be entitled to recover its reasonable attorneys' fees, disbursements and costs incurred in such post-award activities.

         15.      Miscellaneous.

                           (a) Notices. Unless otherwise provided in this Agreement, any notice, request, instruction or other communication to be given pursuant to this Agreement shall be in writing and (i) delivered personally, (ii) mailed by certified mail, postage prepaid, return receipt requested or (iii) sent by telecopy, with a confirmation sent via one of the methods described in clause (i) or (ii) of this sentence, as follows:

                  If to Purchaser, addressed to:

                  Barrister Information Systems Corporation
                  Attn:  Mark C. Donadio, Esq.
                  465 Main Street
                  Buffalo, New York  14203
                  Telecopier:  (716) 845-5033

                  With a copy to:

                  Hodgson, Russ, Andrews, Woods & Goodyear, LLP
                  Attn:  John Zak, Esq.
                  1800 One M & T Plaza

                  Buffalo, New York  14203
                  Telecopier: (716) 849-0349

                  If to Seller,  addressed to:


                  Icon Technology LLC
                  Attn: Jay Moeller
                  4340 Redwood Highway #D320
                  San Rafael, CA 94903
                  Telecopier: (650) 347-4388

                  With a copy to:
                  Cooley Godward LLP
                  Attn: David Emerson, Esq.
                  Five Palo Alto Square
                  3000 El Camino Real
                  Palo Alto, CA 94306
                  Telecopier: (650) 849-7400

Any party may designate in a writing to any other party any other address or telecopy number to which, and any other Person to whom or which a copy of, any such notice, request, instruction or other communication should be sent.

                           (a) Applicable Law. This Agreement shall be interpreted and the rights of the parties determined in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

                           (b) Venue. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement or the transactions related thereto shall be brought or otherwise commenced in any state court located in the City of Buffalo, New York or in the federal district court located in the City of Buffalo, New York. Each party to this Agreement:

                                    (i)   expressly and irrevocably consents and
         submits to the jurisdiction of the New York state and federal courts (and the appellate courts having jurisdiction over appeals from actions in said courts) in connection with any such legal proceeding which the other party has properly brought or commenced in accordance with this subsection (c);

                                    (ii)  agrees that said New York state and
         federal courts in which the other party has properly brought or commenced in accordance with this subsection (c) shall be deemed to be a convenient forum; and

                                    (iii) agrees not to assert (by way of
         motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court which the other party has properly brought or commenced in accordance with this subsection (c) any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter thereof may not be enforced in or by such court.

                           (d) Assignability. This Agreement, and the rights and liabilities created by or arising under this Agreement, shall be assignable by Purchaser without the consent of Seller. Upon such assignment and assumption, all of the rights, title, and interest and the liabilities and obligations of Purchaser created by or arising under this Agreement shall thereupon cease and be of no further force and effect whatsoever with respect to Purchaser, and shall vest instead in Purchaser's assignee. This Agreement, and the rights and obligations created by or arising under this Agreement, may not be assigned by Seller in any case.

                           (e) Expenses. Purchaser shall pay at the Closing the reasonable fees and reasonable disbursements owed as a direct result of Seller having received legal counsel or business advice for purposes of the negotiation and consummation of the transactions contemplated by this Agreement. Except for such fees and disbursements and as otherwise set forth in this Agreement, each of Seller, Principals, and Purchaser shall pay its or his legal advice, or own business advice, accounting and other expenses in connection with the transactions contemplated by this Agreement.

                           (f) Headings. The headings of the sections of this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

                           (g) Waiver. No failure of Seller or Purchaser to require, and no delay by Seller or Purchaser in requiring, the other to comply with any provision of this Agreement shall constitute a waiver of the right to require such compliance. No failure of Seller or Purchaser to exercise, and no delay by Seller or Purchaser in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by Seller, Principals or Purchaser of any right or remedy under this Agreement shall be effective unless made in writing. Any waiver by Seller, Principals or Purchaser of any right or remedy under this Agreement shall be limited to the specific instance and shall not constitute a waiver of such right or remedy in the future.

                           (h) Binding. This Agreement shall be binding upon Seller, Principals and Purchaser and upon each successor and assignee of Seller and Purchaser and shall inure to the benefit of, and be enforceable by, Seller and Purchaser and each successor and assignee of Seller and Purchaser.

                           (i) Entire Agreement. This Agreement contains the entire agreement among Seller, Principals and Purchaser with respect to the subject of this Agreement, and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each oral agreement and representation previously made, by Seller, Principals and Purchaser with respect thereto, whether or not relied or acted upon.

                           (j) Partial Invalidity Shall Not Affect Other Provisions - parties to Renegotiate Provision. In the event any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, such court shall have the power and is hereby authorized and requested, to limit such scope, duration or area of applicability, or all of them so that such term or provision is not overly broad, and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid any other provision of this Agreement, and the invalid provision shall be replaced by a provision which the parties agree to fully negotiate and substitute for the invalid provision, which, being valid, comes closest to the intention underlying the invalid provision.

                           (k) Modification. No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by Seller, Principals or Purchaser whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall modify or terminate this Agreement, impair or otherwise affect any obligation of Seller or Purchaser pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification of this Agreement or waiver of any such right or remedy shall be effective unless made in writing duly executed by Seller and Purchaser.

                           (l) Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other parties shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other parties an original signature page by overnight mail; provided, however, that the failure to do so will not affect the binding effect of this Agreement on such party.

                           (m) Schedule of Exceptions. Seller's Schedule of Exceptions is intended solely to qualify and limit the representations and warranties of Seller contained in this Agreement and shall not be deemed to constitute or be construed as an admission against or by Seller, Purchaser or the Principals.

         IN WITNESS WHEREOF, Purchaser and Seller and Principals have duly executed this Agreement as of the date indicated at the beginning of this Agreement.



         BARRISTER INFORMATION SYSTEMS CORPORATION

         By:      _____________________________               Title:  ________________________
                  Henry P. Semmelhack                                  President



         ICON TECHNOLOGY LLC


         By:      _____________________________               Title:  Member
                   Jay Moeller

         By:      _____________________________               Title:  Member
                   Tom Jones

         By:      _____________________________               Title:  Member
                   Stuart Guild

         By:      _____________________________               Title:  Member
                   Alan Lash


         PRINCIPALS

                  -----------------------------
                   Jay Moeller

                  -----------------------------
                   Tom Jones

                  -----------------------------
                   Stuart Guild

                  -----------------------------
                   Alan Lash

                           LIST OF SCHEDULES

Schedule 1(c)              Customer Contracts
Schedule 1(i)              Assumed Liabilities
Schedule 1(t)              Consulting Contracts
Schedule 1(u)              Tangible Personal Property
Schedule 8(f)              Schedule of Purchaser's Options and Warrants
Schedule 8(o)              Schedule of Purchasers of Common Stock
Schedule 13(e)             Indemnification Allocation

                           LIST OF EXHIBITS

Exhibit A                  Series E Certificate of Designation
Exhibit B                  Schedule of Exceptions
Exhibit C                  Product Documentation and Functional Specifications
Exhibit D                  Post-Closing Operational Guidelines
Exhibit E                  Common Stock Purchase Agreement
Exhibit F                  Form of Employment Agreement